Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors:

     We hereby consent to the incorporation by reference in the Registration Statements filed on Form S-4 of our reports dated June 13, 2005, relating to the balance sheets of Ensource Energy Partners LP and Ensource Energy Income Fund LP as of May 6, 2005 appearing in the Form S-4.

/s/ Hein & Associates LLP
Hein & Associates LLP

Houston, Texas
June 21, 2005